Exhibit 99.1

[SEMCO ENERGY LOGO] 1411 Third Street PO BOX 5004 Port Huron, MI 48061-5004	NEWS RELEASE

FOR IMMEDIATE RELEASE

Analysts Contact: Thomas Connelly
Director of Investor Relations
Phone: 248-458-6163

Media Contact: Timothy Lubbers
Director of Marketing and Corporate Communications
Phone: 810-887-4208

SEMCO ENERGY REPORTS RESULTS FOR THE
QUARTER ENDED MARCH 31, 2007

PORT HURON, MI, May 8, 2007 - SEMCO ENERGY, Inc. (NYSE: SEN) today announced its financial results for the quarter ended March 31, 2007. Net income available to common shareholders was $15.1 million (or $0.42 per basic share and $0.37 per diluted share) for the quarter ended March 31, 2007, compared to net income available to common shareholders of $11.2 million (or $0.33 per basic share and $0.28 per diluted share) for the quarter ended March 31, 2006.
The primary factors contributing to the higher earnings for the first quarter of 2007 were an increase in gas distribution margin and a decrease in financing-related costs, offset partially by costs incurred in connection with the pending sale of the Company and an increase in operations and maintenance expense at the Company’s Gas Distribution Business. The increase in gas distribution margin, which increased net income for the first quarter of 2007 by approximately $5.2 million when compared to the first quarter of 2006, was primarily due to a rate increase in Michigan and colder weather in Michigan and Alaska. Financing-related costs decreased primarily as a result of lower levels of outstanding debt and Preferred Stock. The decrease in financing-related costs increased net income by approximately $0.6 million, when comparing the first quarter of 2007 to the first quarter of 2006. Costs incurred during the first quarter of 2007 in connection with the pending sale of the Company reduced the Company’s net income by approximately $1.8 million. The increase in operations and maintenance expense at the Gas Distribution Business, which decreased net income for the first quarter of 2007 by approximately $0.4 million when compared to the first quarter of 2006, was primarily due to increases in insurance and claims costs and inflationary increases in various expenses, partially offset by a charge incurred in connection with a sublease during the first quarter of 2006 that did not recur in the first quarter of 2007.
George A. Schreiber, Jr., Company President and Chief Executive Officer, said, “We are pleased with the Company’s results for the first quarter of 2007. The improvement in earnings, when compared to the first quarter of 2006, was due in large part to a base rate increase in Michigan, which became effective on January 10, 2007. In addition, temperatures in both Michigan and Alaska were colder than they were during the same period of last year, which helped drive the improvement in results.”
Schreiber added, “Activity associated with the pending sale of the Company to Cap Rock Holding Corporation continues to move forward. Requests for various regulatory actions have been filed by the parties. We applied for and received early termination of the waiting period under federal antitrust laws, and we await action on our application for approval filed with the Regulatory Commission of Alaska, or RCA. A procedural order has been issued by the RCA scheduling hearings on our application for early-September.”

OUTLOOK FOR 2007
The Company currently expects its 2007 net income available to common shareholders to be in the range of $0.29 to $0.33 per share. This earnings outlook range has been increased by $0.02 per share from the previous earnings guidance to reflect the $0.02 per share impact of combined colder than normal temperatures during the first quarter of 2007. This earnings outlook assumes normal weather in the Company’s gas distribution markets for the second through fourth quarters of this year and excludes the 2007 year-to-date and future expenses associated with the pending transaction to sell the Company to Cap Rock Holding Corporation. Capital expenditures for property additions are expected to be just under $40 million for 2007.
The Company currently expects its 2007 EBITDA to be approximately $91 million, including $1.9 million of equity earnings from the Company’s investment in its gas storage partnership and taking into consideration the same assumptions and exclusion as discussed above for the earnings outlook. EBITDA represents earnings before dividends on Convertible Preferred Stock, interest, taxes, depreciation and amortization and is therefore a non-GAAP financial measure. EBITDA is reported here because the Company believes it is commonly used by investors as an indication of a company’s ability to incur and service debt.

While the Company believes EBITDA is a useful measure for investors, it is not a measure presented in accordance with generally accepted accounting principles in the U.S., or GAAP. The Company does not intend EBITDA to represent cash flows from operations as defined by GAAP. You should not consider EBITDA in isolation or as a substitute for net income, cash flows from operations or any other items calculated in accordance with GAAP. This calculation of EBITDA may or may not be consistent with that of other companies. Management views EBITDA as a liquidity measure and, therefore, the nearest GAAP measure is cash flow from operations. A reconciliation of the Company’s projected EBITDA to projected cash flow from operations is included in the attached statistics.

SEMCO ENERGY, Inc. distributes natural gas to more than 400,000 customers combined in Michigan, as SEMCO ENERGY GAS COMPANY, and in Alaska, as ENSTAR Natural Gas Company. It also owns and operates businesses involved in propane distribution, intrastate pipelines and natural gas storage.
In connection with the proposed transaction with Cap Rock Holding Corporation, a proxy statement of SEMCO ENERGY and other materials have been filed with the Securities and Exchange Commission (SEC). SEMCO ENERGY recommends investors read the proxy statement and other materials, as well as any amendments or supplements to those documents, carefully as they contain important information about SEMCO ENERGY and the proposed transaction. The final proxy statement will be mailed to SEMCO ENERGY's shareholders of record at the close of business on the record date set for a special meeting of the shareholders to be held for the purpose of approving the transaction. Investors will be able to receive free copies of the proxy statement, when available, as well as other filed documents containing information about SEMCO ENERGY at www.sec.gov and from SEMCO ENERGY's website at www.semcoenergy.com.
SEMCO ENERGY and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of SEMCO ENERGY in connection with the transaction. Information about the directors and executive officers of SEMCO ENERGY and their ownership of SEMCO ENERGY Common Stock is set forth in the Company's Form 10-K/A, dated April 30, 2007, as filed with the SEC. Additional information regarding the interests of participants in the solicitation of Proxies may be obtained by reading the proxy statement for the special meeting.

The following is a “Safe-Harbor” statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements that involve risks and uncertainties. Statements that are not historic facts, including statements about the Company’s outlook, beliefs, plans, goals and expectations, are forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the outcome of the pending transaction to sell the Company, the effects of weather, the economic climate, competition, rising commodity prices and resulting increases in working capital requirements, changing conditions in the capital markets, regulatory approval processes and rate recovery mechanisms, gas procurement opportunities, compliance with covenants and success in accomplishing financing objectives, maintaining an effective system of internal controls, success in obtaining new business, success in defending claims against the Company, and other risks detailed from time to time in the Company’s SEC filings.

SEMCO ENERGY, INC.
News Release Statistics (Unaudited)
(in thousands, except per share amounts)

	Three months ended
	March 31,
	2007	2006

Statement of Operations data

Operating revenues	$312,131	$271,476

Cost of gas sold	242,328	212,604
Operations and maintenance	25,538	19,633
Depreciation and amortization	7,466	7,149
Property and other taxes	3,340	3,056

Operating income	33,459	29,034

Other income and (deductions)
Interest expense	(10,028)	(10,549)
Other	910	556
Total other income and (deductions)	(9,118)	(9,993)

Income tax (expense) benefit	(8,637)	(6,903)

Net income	15,704	12,138

Dividends on convertible cumulative preferred stock	651	948

Net income available to common shareholders	$15,053	$11,190

Earnings per share - basic
Basic	$0.42	$0.33
Diluted	$0.37	$0.28

Average number of common shares outstanding
Basic	35,452	33,600
Diluted	42,049	43,006

SEMCO ENERGY, INC.
News Release Statistics (Unaudited)
(dollars in thousands, except per share amounts and EBITDA reconciliation)

	Three months ended
	March 31,
	2007	2006

Business Segment Information

Operating revenues
Gas Distribution	$306,687	$268,764
Corporate and Other	7,497	4,643
Reconciliation to Consolidated Financial Statements
Intercompany eliminations	(2,053)	(1,931)
Consolidated operating revenues	$312,131	$271,476

Operating income (loss)
Gas Distribution	$35,195	$28,324
Corporate and Other	(1,736)	710
Consolidated operating income	$33,459	$29,034

Depreciation and amortization expense
Gas Distribution	$7,153	$6,816
Corporate and Other	313	333
Consolidated depreciation and amortization expense	$7,466	$7,149

Gas Distribution Operating Statistics

Volumes sold (MMcf)	31,015	26,631
Volumes transported (MMcf)	11,775	14,523
Number of customers at end of period	414,619	411,261
Weather statistics:
Degree days
Alaska	4,363	4,119
Michigan	3,174	2,942
Percent colder (warmer) than normal
Alaska	14.7%	5.8%
Michigan	(2.9)%	(10.7)%

Reconciliation of Forecasted EBITDA to Forecasted Cash Flow From Operations for the Forecasted Year Ended December 31, 2007
	(dollars in millions)
Forecasted EBITDA	$91
Forecasted interest expense	(39)
Forecasted income tax expense	(8)
Forecasted changes in assets and liabilities and other non-cash items	21
Forecasted cash flow from operations	$65